EXHIBIT 10.10

August 21, 2020

-Corrected 8/22/20

Thomas Clayton

Re:Offer of Employment - Bill.com, LLC

Dear Tom:

I am very pleased to confirm our employment offer to you with Bill.com Holdings, Inc. (“Bill.com” or the “Company”)1 as Chief Revenue Officer reporting to Rene Lacerte, Chief Executive Officer. Your primary work location will be the Company’s corporate headquarters to be located in San Jose, California. We have enjoyed getting to know you through our interview process, and I appreciate all the time you took to get to know our team and make sure it was a good fit. We are excited about having you join the Bill.com team.

The terms of our offer and the benefits currently provided by Bill.com are as follows:

1.	Compensation.
a.

Base Salary: In this position, the Company will pay you an annual base salary of $375,000 per year, less applicable withholdings, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as part of the Company’s regular reviews of compensation.

b.

Bonus. You will be eligible to receive a discretionary bonus of up to $375,000, less applicable withholdings, subject to and in accordance with the terms of the Company’s bonus plan. Please note that bonus programs, payouts and criterion are subject to change or adjustment in the discretion of the Company to account for, among other things, the business needs of the Company.

2.

Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.	Equity Grants.

a.

RSUs. Subject to the approval of the Compensation Committee of our Board of Directors, you will be granted restricted stock units ("RSUs") under the Company's 2019 Equity Incentive Plan (the “Plan”). The number of shares subject to the RSU grant will be calculated on the date of grant (“Grant Date”) and will equal $4,800,000 divided by the average of the closing prices of the Company’s Common Stock in the 30 trading days immediately

1 Any reference to “the Company” or “Bill.com” will be understood to include any direct or indirect subsidiary of the Company that employs you, including Bill.com LLC.

preceding the Grant Date. The RSUs will vest over 4 years, 25% of the total grant on the first anniversary of your Vesting Commencement Date, and the remainder, ratably, quarterly for the subsequent 3 years, provided you remain employed through each such vesting date, as set forth in the award agreement evidencing the RSU. Your Vesting Commencement Date will be the first of the following dates which occur after your first day of work: February 28, May 28, August 28, or November 28. For example, if you start work on September 8, your Vesting Commencement Date will be November 28. Vested RSUs will settle, and shares issued to you, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the RSU agreement. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through sale of shares.

b.

Stock Options. Subject to the approval of the Compensation Committee of our Board of Directors, you will be granted options to purchase shares of the Company’s Common Stock ("Options") under the Plan. The exercise price for the Options will equal the closing price of the Company’s Common Stock on the Grant Date. The number of shares subject to the Options will be calculated on the Grant Date and will equal $3,000,000 divided by the average of the closing prices of the Company’s Common Stock in the 30 trading days immediately preceding the Grant Date. The Options will vest over 4 years, 25% of the total grant on the first anniversary of your Vesting Commencement Date (expected to be November 28, 2020), and the remainder at a rate of 1/16th of the Options quarterly thereafter, provided you remain employed through each such vesting date, as set forth in the award agreement evidencing the Options.

4.

Termination Benefits. If you are subject to a Qualifying Termination or a CIC Qualifying Termination, you will be eligible to receive certain payments and benefits as set forth in the Company’s standard Change in Control and Severance Agreement (the “CIC and Severance Agreement”). “Qualifying Termination” and “CIC Qualifying Termination” shall have the meanings ascribed to them in the CIC and Severance Agreement.

5.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of Bill.com, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and an authorized representative of Bill.com.

6.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

7.

Confidentiality. As an employee of Bill.com, you will have access to certain confidential information of Bill.com and you may, during the course of your employment, develop certain information or inventions that will be the property of Bill.com. To protect the interests of Bill.com, you will need to sign Bill.com's standard Employee Invention Assignment and Confidentiality Agreement (the “Employee Invention Assignment and Confidentiality Agreement”) as a condition of your employment.

8.

No Conflicting Obligations. By signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9.

General Obligations; Outside Activities. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.

Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment or other background check, as may be applicable. This offer can be rescinded based upon data received in the verification.

11.

Arbitration. You and Bill.com agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with Bill.com and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Bill.com, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This letter does not, however, restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment- arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12.

Equal Employment Opportunity. Bill.com is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. Bill.com prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

13.

Other Provisions. This letter, together with the Employee Invention Assignment and Confidentiality Agreement and any agreement governing the equity grants described above sets forth the entire agreement between you and Bill.com with respect to your employment by Bill.com and cancels and supersedes any other oral or written agreement, discussion or understanding between you and Bill.com with respect to the subject matter hereof. This letter can only be modified in a written agreement signed by both you and Bill.com. This letter shall be governed by the laws of the state of California without regard to conflict of laws provisions thereof and may be amended only in a writing signed by you and an authorized officer of Bill.com.

14.

Acceptance. This offer will remain open and is contingent on reference and any background checks until August 25, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. This offer is rescinded if you do not start your employment with Bill.com by September 8, 2020. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to Bill.com.

/s/ René Lacerte

René Lacerte
Founder and Chief Executive Officer

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Tomas Clayton

Thomas Clayton